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                                                           Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios
(In thousands, except ratios)
                                   Three Months Ended     Nine Months Ended
                                      September 30          September 30
                                   ------------------     -----------------
                                      1995      1994        1995      1994
                                     -----     -----       -----     -----
EARNINGS:
Income before income taxes        $178,105   165,201     469,505   406,398
Add: fixed charges                  21,073    16,782      57,809    49,652
                                   -------   -------     -------   -------
   Income, as adjusted            $199,178   181,983     527,314   456,050
                                   =======   =======     =======   =======

FIXED CHARGES:
Interest costs                     $15,703    10,640      41,060    30,852
Rental expense (1)                   5,370     6,142      16,749    18,800
                                    ------    ------      ------    ------
   Total fixed charges             $21,073    16,782      57,809    49,652
                                    ======    ======      ======    ======

FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS:
Fixed charges                      $21,073    16,782      57,809    49,652
PSOP preferred stock dividends       4,523     4,578      13,615    13,772
Dividends on monthly income
 preferred securities                3,105         -       4,658         -
                                    ------    ------      ------    ------
   Total fixed charges and
    preferred stock dividends      $28,701    21,360      76,082    63,424
                                    ======    ======      ======    ======

Ratio of earnings to fixed charges    9.45     10.84        9.12      9.18
                                    ======    ======      ======    ======

Ratio of earnings to combined fixed
 charges and preferred stock
 dividends                            6.94      8.52        6.93      7.19
                                    ======    ======      ======    ======

(1) Interest portion deemed implicit in total rent expense.